Exhibit 4.45

AMENDMENT NO. 2 TO CREDIT AGREEMENT AND CONSENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT AND CONSENT, dated as of June 30, 2008 (this “Amendment”), by and among the Lenders (as defined below) identified on the signature pages hereof, WELLS FARGO FOOTHILL, INC., a California corporation, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), BAIRNCO CORPORATION, a Delaware corporation (“Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”) and the Guarantors signatory hereto.

WHEREAS, Borrowers, Agent and the lenders party thereto from time to time (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) are parties to that certain Credit Agreement, dated as of July 17, 2007, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of February 14, 2008 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement);

WHEREAS, the Borrowers have advised Agent and the Lenders that they intend to enter into a sale and leaseback transaction (the “Rancho Sale Leaseback”) with respect to the real property located at 9433 Hyssop Drive, Rancho Cucamonga, California (the “Rancho Property”), pursuant to that certain Purchase and Sale Agreement and Escrow Instructions by and between Arlon, Inc., a Delaware corporation, and The Rosalinde and Arthur Gilbert Foundation (the “Rancho Sale Agreement”);

WHEREAS, the Borrowers have advised Agent and the Lenders that they intend to enter into a sale agreement (the “Kasco Sale”) with respect to the real property described on Exhibit A attached hereto (the “Kasco Properties”);

WHEREAS, the Borrowers and the Guarantors have requested that Agent and the Lenders consent to the Rancho Sale Leaseback and the Kasco Sale, and that Agent and the Lenders modify the Credit Agreement to adjust certain financial covenants; and

WHEREAS, Agent and the Lenders are willing to provide such consents, and to amend the Credit Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2.           Amendments to the Credit Agreement.

(a)           Amendment to Definition.  Schedule 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definition of “EBITDA” in its entirety and replacing it with the following:

““EBITDA” means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains, interest income, plus interest expense, income taxes, and depreciation and amortization for such period, plus or minus, as the case may be, deferred financing costs that are written off so long as such costs arise from financings effectuated prior to the Closing Date, non cash amortization of deferred financing costs related to the Term Loan and the Second Lien Indebtedness, non cash gains or losses arising from the sale of capital assets, non cash gains or losses arising from the write up or write down of assets (including the non cash write down associated with the JD Edwards system), non-cash period pension costs or credit related to any existing Employee Plan, and any non cash extraordinary gains or losses (in each case, to the extent included in determining net income) for such period, in each case, determined on a consolidated basis in accordance with GAAP; provided, that for the calculations contemplated in Section 6.16 of the Agreement, EBITDA shall be determined (A) before any Approved Addback Expenses, (B) before Kasco Non-recurring Expenses, (C) before actual costs and expenses related to the sale process of Kasco incurred on or prior to December 31, 2008, (D) before any moving expenses and any related plant closure or asset disposal expenses of Arlon Signtech, Ltd. incurred on or prior to December 31, 2008, (E) before actual costs and expenses related to the transactions contemplated by this Agreement in an aggregate amount not to exceed $500,000, and (F) before actual costs and expenses related to the Rancho Sale Leaseback or the Kasco Sale in an amount not to exceed $300,000, in each case to the extent such items impact net income.”

(b)           New Definitions.  Schedule 1.1 to the Credit Agreement, Definitions, is hereby further modified and amended by adding the following definitions in the appropriate alphabetical order:

““Amendment No. 2” means Amendment No. 2 to Credit Agreement and Consent, dated as of June 30, 2008, by and among the Loan Parties, Agent and the Required Lenders.

“Amendment No. 2 Effective Date” means the date Amendment No. 2 becomes effective pursuant to Section 4 of Amendment No. 2.

“Kasco Sale” means the sale of certain real property set forth on Exhibit A of Amendment No. 2.

“Rancho Sale Leaseback” means that certain sale and leaseback transaction with respect to the real property located at 9433 Hyssop Drive, Rancho Cucamonga, California, pursuant to that certain Purchase and Sale Agreement and Escrow Instructions by and between Arlon, Inc. a Delaware corporation, and The Rosalinde and Arthur Gilbert Foundation.”

(c)           Section 6.16(a) of the Credit Agreement, Minimum TTM EBITDA, is hereby amended and restated in its entirety to read as follows:

“(a)           Minimum TTM EBITDA.  Permit TTM EBITDA to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$14,000,000	For the 12- month period ending March 31, 2008
$14,500,000	For the 12- month period ending June 30, 2008
$14,850,000	For the 12- month period ending September 30, 2008
$15,200,000	For the 12- month period ending December 31, 2008
$15,550,000	For the 12- month period ending March 31, 2009
$15,900,000	For the 12- month period ending June 30, 2009
$16,400,000	For the 12- month period ending September 30, 2009
$16,900,000	For the 12- month period ending December 31, 2009
$17,400,000	For the 12- month period ending March 31, 2010 and ending each fiscal quarter thereafter”

3.           Consent to Rancho Sale Leaseback and Kasco Sale.

(a)           Rancho Sale Leaseback.  Subject to Section 4 hereof (including, without limitation, receipt by Agent of the Rancho Release Payment (as defined below)), (i) Agent consents to (A) the execution and delivery of the Rancho Sale Agreement and (B) the Rancho Sale Leaseback in accordance with the terms set forth in the Rancho Sale Agreement, (ii) without recourse and without any representation or warranty of any kind, Agent hereby releases its Liens on the Rancho Property, (iii) the Loan Parties hereby release Agent and Lenders from any duty, liability or obligation (if any) under any Loan Document in respect of the Rancho Property, and (iv) Agent will execute and/or deliver such instruments and other writings, and take such action, as the Borrowers may reasonably request, to effect or evidence the release of all of the Liens on, and security interests in, the Rancho Property held by Agent (on behalf of Agent and the Lenders), but without representation, warranty or recourse to Agent or the Lenders and at the sole cost and expense of the Loan Parties.  The effectiveness of the consents and releases described in this Section 3(a) are subject to the condition precedent that (x) the Amendment No. 2 Effective Date has occurred and (y) Agent shall have received the Rancho Release Payment (the proceeds of which are to be applied in accordance with Section 4(d) hereof) on or prior to the consummation of the Rancho Sale Leaseback.  If Agent has not received the Rancho Release Payment on or prior to July 14, 2008, the consents and releases set forth in this Section 3(a) shall be null and void and of no force or effect.

(b)           Kasco Sale.  Subject to Sections 4 and 5 hereof (including, without limitation, receipt by Agent of the Kasco Release Payment (as defined below)), (i) Agent consents to (A) the execution and delivery of a sale agreement or a series of related sale agreements to sell the Kasco Properties and (B) the Kasco Sale, which sale shall produce total net proceeds of not less than $500,000, (ii) without recourse and without any representation or warranty of any kind, Agent hereby releases its Liens on the Kasco Properties, (iii) the Loan Parties hereby release Agent and Lenders from any duty, liability or obligation (if any) under any Loan Document in respect of the Kasco Properties, and (iv) Agent will execute and/or deliver such instruments and other writings, and take such action, as the Borrowers may reasonably request, to effect or evidence the release of all of the Liens on, and security interests in, the Kasco Properties held by Agent (on behalf of Agent and the Lenders), but without representation, warranty or recourse to Agent or the Lenders and at the sole cost and expense of the Loan Parties.  The effectiveness of the consents and releases described in this Section 3(b) are subject to the condition precedent that (x) the Amendment No. 2 Effective Date has occurred and (y) Agent shall have received the Kasco Release Payment (as defined below) on or prior to the consummation of the Kasco Sale.  If Agent has not received the Kasco Release Payment (the proceeds of which are to be applied in accordance with Section 5 hereof) within 90 days of the date of this Amendment, the consents and releases set forth in this Section 3(b) shall be null and void and of no force or effect.

4.           Conditions to Effectiveness.  The effectiveness of this Amendment and the consents set forth in Section 3 of this Amendment are subject to the fulfillment, in a manner satisfactory to Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by Agent and the Lenders is hereinafter referred to as the “Amendment No. 2 Effective Date”):

(a)           Representations and Warranties; No Event of Default.  The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to Agent and the Lenders pursuant hereto on or prior to the Amendment No. 2 Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 2 Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Amendment No. 2 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes payable on the Amendment No. 2 Effective Date by the Borrowers pursuant to Section 17.10 of the Credit Agreement.

(c)           Delivery of Documents.  Agent and the Lenders shall have received the following, each in form and substance satisfactory to Agent and, unless indicated otherwise, dated the Amendment No. 2 Effective Date:

(i)           counterparts of this Amendment, duly executed by the Required Lenders, Agent and each Loan Party;

(ii)           a copy of the Rancho Sale Agreement, duly executed by the parties thereto, certified as a true and correct copy by an officer of Parent;

(iii)           a Collateral Access Agreement with respect to the Rancho Property, duly executed by the landlord of the Rancho Property (after the consummation of the Rancho Sale Leaseback), Agent and Second Lien Agent, in form and substance reasonably satisfactory to Agent;

(iv)           a fully executed copy of an amendment and consent (or similar agreement), in form and substance reasonably satisfactory to Agent, duly executed by the Loan Parties, Second Lien Agent, and Second Lien Lenders amending and consenting to the corresponding provisions of the Second Lien Credit Agreement;

(v)           a certificate of an officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or other similar agreement, in each case since the Closing Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification);

(vi)           a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 4;

(vii)           a certificate of an officer of Parent, certifying that the conditions to closing under the Rancho Sale Agreement have been satisfied or waived, and that the Rancho Sale Leaseback has been consummated in accordance with the Rancho Sale Agreement;

(viii)                      such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request.

(d)           Rancho Release Payment.  Simultaneously with the consummation of the Rancho Sale Leaseback, Agent shall have received 100% of the net cash proceeds due to the Loan Parties and their affiliates under the Rancho Sale Agreement, which net cash proceeds shall equal not less than $7,800,000 (the “Rancho Release Payment”), which Rancho Release Payment shall be applied by Agent to the Term Loan; provided, that if less than the amount of the Rancho Release Payment is outstanding under the Term Loan as of the date of such prepayment, the remaining portion of such proceeds not applied to the Term Loan shall be applied to prepay the Term Loan (as defined in the Second Lien Credit Agreement).

5.           Post Closing Covenant/Kasco Release Payment. Simultaneously with the consummation of the Kasco Sale, Agent shall have received 100% of the net cash proceeds due to the Loan Parties and their affiliates from the Kasco Sale, which net cash proceeds shall equal not less than $500,000 (the “Kasco Release Payment”), which Kasco Release Payment shall be applied by Agent to the Term Loan; provided, that if less than the amount of the Kasco Release Payment is outstanding under the Term Loan as of the date of such prepayment, the remaining portion of such proceeds not applied to the Term Loan shall be applied to prepay the Term Loan (as defined in the Second Lien Credit Agreement).

6.           Representations and Warranties.  Each of the Borrowers and the Guarantors represents and warrants as follows:

(a)           The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform its obligations under the Credit Agreement, as amended hereby.

(b)           This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c)           The representations and warranties contained in Section 5 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 2 Effective Date as though made on and as of the Amendment No. 2 Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Amendment No. 2 Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

7.           Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

8.           Miscellaneous.

(a)             Continued Effectiveness of the Credit Agreement.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment No. 2 Effective Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.  To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b)             No Waiver.  Except as expressly set forth herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document, and Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or otherwise.  The waivers, consents and modifications herein are limited to the specific instances and for the specific purposes set forth herein, shall not apply to any facts or occurrences other than those on which the same are based, shall not excuse the future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(c)             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(d)             Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e)             Costs and Expenses.  The Borrowers agree to pay on demand all reasonable fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(f)             Amendment as Loan Document.  The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Credit Agreement.  Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g)             Governing Law.  This Amendment shall be governed by the laws of the State of New York.

(h)             Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	ARLON, INC., a Delaware corporation

	By:	/s/
Title:

ARLON VISCOR LTD., a Texas limited partnership

	By:	Arlon Partners, Inc., Its General Partner

	By:	/s/
Title:

ARLON SIGNTECH, LTD., a Texas limited partnership

	By:	Arlon Partners, Inc., Its General Partner

	By:	/s/
Title:

KASCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/
Title:

PARENT:	BAIRNCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SUBSIDIARY GUARANTORS:	ARLON PARTNERS, INC.,
a Delaware corporation

	By:	/s/
Title:

ARLON MED INTERNATIONAL LLC, a Delaware limited liability company

	By:	/s/
Title:

ARLON ADHESIVES & FILMS, INC., a Texas corporation

	By:	/s/
Title:

KASCO MEXICO LLC,
a Delaware limited liability company

	By:	/s/
Title:

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender, on behalf of itself and its affiliate assigns

	By:	/s/
Title:

Exhibit A